Exhibit 10.13

April 5, 2011

Board of Directors

Absolute Life Solutions, Inc.

45 Broadway

New York, New York 10006

Gentlemen:

 As I have informed you previously, I hereby resign as President, Chief Executive Officer and Director of Absolute Life Solutions, Inc. to pursue other interests, effective April 8, 2011.  I leave confident that together we have been successful in bringing the Company to its present position as an industry leader, and secure in the knowledge that with Mr. Avrohom Oratz succeeding me, the Company will continue to successfully implement its business plan.

I am thankful for the support and opportunity that you have provided.

Very truly yours,

/s/ MOSHE ORATZ

MOSHE ORATZ